Exhibit 99.1

June 21, 2102

News Release

Source:  EnXnet, Inc.

Michael Jackson Joins EnXnet As The New Executive Vice
President In Preparation For The Rollout Of The TAC Unit

Tulsa, OK, June 21, 2012 EnXnet, Inc. (OTC Symbol:  EXNT) (German WKN# A0HMDW)  EnXnet, Inc. announces it has brought Michael Jackson on as Executive Vice President.  EXNT felt the time was right to begin the expansion of the management team as the Company prepares for the distribution of the TAC Unit.

Mr. Jackson was President of US Operations Duplium Corporation from January 2000 through April 2012.  As President of Duplium, Mr. Jackson oversaw manufacturing, assembly, finance and human resources.

He was President of Computer Media and Services, a diskette replicating company that he started in 1985. In December 1999 he merged that company with a Canadian company and created Duplium Corporation.

Mr. Jackson has extensive manufacturing and assembly experience, as well as working with start-up companies.  He has numerous business connections throughout the United States and Canada.

Mr. Corley, President of EnXnet, Inc., stated:  “We are excited with the vast amount of experience Mr. Jackson brings to EnXnet.  He will play a vital roll in bringing our new product to market and managing EnXnet’s expansion.”

TAC Unit is EnXnet’s Thermal Air Control System (TAC Unit) that runs on battery power and is environmentally friendly using only green approved fluids.  A truck can remain parked with the motor off and maintain a comfortable environment for the driver while burning no diesel fuel at all up to 10 to 12 hours on the auxiliary battery system.  The Unit has other vehicle applications.

This release may include forward-looking statements from the company that may or may not materialize.  Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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Integrated Capital Partners, Inc.
James M. Farinella
Phone:  001-908-204-0004

EnXnet, Inc., Tulsa
918-592-0015
Fax:  918-592-0016
Email:  investor@enxnet.com